Exhibit 10.1

To:	GulfMark Americas, Inc. (the “Borrower”)
GulfMark Management, Inc. (the “Pledgor” and, together with the Borrower, “you”)
842 West Sam Houston Parkway North, Suite 400
Houston, Texas 77024
United States
Attention: Chief Financial Officer

From:	The Royal Bank of Scotland plc (in its capacity as Agent for the Lenders)
Syndicated Loans Agency
Corporate & Institutional Banking,
250 Bishopsgate
London, EC2M 4AA
United Kingdom

16 June 2017

Dear Sirs,

Multicurrency Facility Agreement dated 26 September 2014 (as amended, supplemented and/or restated from time to time and as last amended on 31 March 2016) (the “Facility Agreement”, capitalised terms used but not defined herein as therein defined)

1.	Introduction

1.1.

Reference is made to the Facility Agreement, the letter agreement, dated 8 March 2017, between the Parent, the Borrower and the Agent (the “Interim Funding Letter”) and the letter agreement dated 19 May 2017 between you and the Agent (as extended and amended by the letter agreement dated 31 May 2017 between you and the Agent, the “19 May Forbearance Letter”). This letter is referred to as the “Second Extension Letter”.

1.2.

You have requested, and the Agent (acting on the instructions of all the Lenders) has agreed to forbear from exercising any remedies in respect of the Enumerated Defaults (as defined in the 19 May Forbearance Letter) during the Second Extended Forbearance Period (as defined below) on the terms of this Second Extension Letter.

2.	The Second Extended Forbearance Period

2.1.

During the Second Extended Forbearance Period, the Agent (acting on the instructions of all the Lenders) hereby agrees to waive, each Default and/or Event of Default which is an Enumerated Default (as defined in the 19 May Forbearance Letter) (and to forbear from exercising any rights or remedies under the Finance Documents as a result of any such Default and/or Event of Default which is an Enumerated Default) on the terms and conditions of the 19 May Forbearance Letter and this Second Extension Letter. All references to the “Forbearance Period” in the 19 May Forbearance Letter shall mean the Forbearance Period, as extended during the Second Extended Forbearance Period.

2.2.

The “Second Extended Forbearance Period” is the period beginning on the date that the conditions set forth in Clause 4 below have been satisfied and ending on the earliest to occur of: (x) the later of (i) 12:01 a.m. (New York Time) 27 June 2017 and (ii) 12:01 a.m. on the business date that immediately follows the date on which a hearing to approve the disclosure statement in the bankruptcy case of the Parent is held and concluded, but not later than June 30, 2017; and (y) the occurrence of any Early Termination Event (as defined in the 19 May Forbearance Letter).

2.3.

In addition to the Early Termination Events specified in the 19 May Forbearance Letter, an Early Termination Event also will occur upon the filing of a plan of reorganization or a disclosure statement with respect thereto in the Parent’s bankruptcy case that impairs Borrower’s guarantee claim against Parent and/or or otherwise purports to modify in any way the Parent’s Guarantee of the Borrower’s obligations under the Facility Agreement, in each case without Agent’s prior written consent (acting on the instructions of the Majority Lenders).

3.	No other amendments; reservation of rights; no waiver

Except as expressly modified hereby, all terms, conditions, covenants, representations and warranties contained in the Interim Funding Letter and the 19 May Forbearance Letter shall remain in full force and effect.

4.	Conditions to Second Extended Forbearance Period

The Second Extended Forbearance Period shall commence upon the satisfaction of the following conditions precedent, each in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders), and remain in effect only so long as such conditions remain so satisfied:

4.1.

the bankruptcy court shall have entered an order finally authorizing the DIP Intercompany Facility and DIP Intercompany Finance Documents (each as defined in the Interim Order), which order shall (a) include paragraph 22 of the Proposed Final Order (the “DIP Rider”) and (b) be in form and substance reasonably satisfactory to the Agent (acting on the instructions of the Majority Lenders) and contain no provision inconsistent with the DIP Rider; it being understood that the proposed final order filed with the bankruptcy court on 14 June 2017 [D.I. 128] (the “Proposed Final Order”) is satisfactory to the Agent (acting on the instructions of the Majority Lenders);

4.2.

the Borrower (or the Parent on the Borrower’s behalf) has (i), to the extent invoiced on or prior to the date hereof, paid all outstanding fees and expenses of financial advisor and counsel to the Agent required to be paid pursuant to the terms of the Facility Agreement and the Forbearance Documents; and (ii) following the date hereof, duly and punctually pays all such fees and expenses promptly upon receipt of invoices and in any event within the time limits required by such documents (or any later time that the Agent, in its sole discretion, may agree); and

4.3.	the Borrower continues to be in material compliance with all other terms of this Second Extension Letter, the 19 May Forbearance Letter, the Interim Funding Letter and the Forbearance Documents.

5.	More Favourable Terms

To the extent that any other forbearance or standstill agreement entered into by the Parent or any of its subsidiaries (any such agreement, a “Third Party Forbearance Agreement”), or any amendment to any Third Party Forbearance Agreement entered into or agreed on or after the date of this Second Extension Letter during the Second Extended Forbearance Period, provides any benefit or right (including, without limitation, the benefit of a forbearance period of shorter duration than the Second Extended Forbearance Period) to any creditor party thereto that is more favourable than any benefit or right provided under this Second Extension Letter, taking into account the terms and conditions currently in effect with such creditor party, notwithstanding the relevant Third Party Forbearance Agreement, this Second Extension Letter shall be amended so as to cause any such benefit or right to be made available to the Lenders concurrently with making any such benefit or right available, and on comparable terms as it is made available, to any such other creditor. The Borrower agrees to provide copies of any Third Party Forbearance Agreement or any amendments to Third Party Forbearance Agreements to the Lenders promptly, but in any event within two (2) Business Days, of execution thereof.

6.	Tolling of time periods

The parties hereto agree that the running of all statutes of limitation and the doctrine of laches applicable to all claims or causes of action that the Agent or any Lender may be entitled to take or bring to enforce its rights and remedies against you are, to the fullest extent permitted by law, tolled and suspended during the Second Extended Forbearance Period.

7.	Counterparts

This Second Extension Letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Second Extension Letter.

8.	Governing law, jurisdiction and enforcement

This Second Extension Letter and any non-contractual arrangements arising out of or in relation to it shall be governed by English law. This Second Extension Letter is a Finance Document. The provisions of Clauses 44 (Remedies and Waivers) and 49 (Enforcement) of the Facility Agreement shall apply in relation to this Second Extension Letter as if such provisions were restated in this Second Extension Letter in their entirety, but with references in Clause 49 (Enforcement) to “Finance Documents” and “this Agreement” construed to refer to this Second Extension Letter.

[Signature Pages Follow]

Please confirm your acceptance to the foregoing terms and conditions by signing the acceptance of this letter below.

Yours faithfully

The Agent /s/ Paul Keilty …………………………………………………… For and on behalf of The Royal Bank of Scotland plc (acting on the instructions of all the Lenders)

Accepted and agreed by:

The Borrower

/s/ J. Mitchell ………………………………………………… For and on behalf of GulfMark Americas, Inc.	6/14/2017 ………………………………… Date

The Pledgor
/s/ J. Mitchell ………………………………………………… For and on behalf of GulfMark Management, Inc.	6/14/2017 ………………………………… Date